Exhibit 99.1

FOR IMMEDIATE RELEASE
METALICO REPORTS
1st QUARTER RESULTS

CRANFORD, NJ, May 9, 2013 – Metalico, Inc. (NYSE MKT: MEA) today reported a consolidated net loss of $1.2 million, or $0.02 per share, for the first quarter. Compared sequentially to the fourth quarter and excluding impairment charges, the Company pared its quarterly net loss by more than half.

The Company posted sales of $138 million for the quarter ended March 31, 2013, compared to $164 million for last year’s first quarter, and net income of $2.2 million or $0.05 per share. In the immediate prior quarter of 2012 Metalico had an adjusted net loss of $2.8 million.

Operating income of $611,000 in the first quarter was down from $5.9 million year-over-year but positive compared to a $1.7 million operating loss adjusted for impairment charges reported in the fourth quarter of 2012.

Sequential Comparison to Fourth Quarter of 2012

•	Sales grew 7% to $138 million from $129 million.

•	Operating income recovered to $611,000 from an adjusted $1.7 million loss.

•	Net loss of $1.2 million improved from an adjusted net loss of $2.8 million.

•	Loss per share was $0.02 compared to an adjusted loss of $0.06 per share.

•	EBITDA rebounded to $5.5 million from $3.5 million.

•	Unit volumes shipped increased by 13% for ferrous scrap and 9% for non-ferrous scrap.

•	Lead product shipments increased by 26% to 10.6 million pounds from 8.4 million pounds.

Prior Year’s First Quarter Comparison

Year-over-year first quarter comparisons reflect lower financial and mixed volume results:

•	Sales fell 16% to $138 million from $164 million.

•	Operating income declined to $0.6 million from $5.9 million.

•	Net loss was $1.2 million compared to net income of $2.2 million.

•	Loss per share was $0.02 compared to earnings per share of $0.05.

•	EBITDA dropped to $5.5 million from $10.3 million.

•	Ferrous unit volume shipments increased 5% while non-ferrous volume fell by 9%.

•	Lead product shipments equaled 2012 level at 10.6 million pounds.

In previous periods, the Company reported three operating segments. However, due to streamlined reporting and lower operating activity, the Company’s PGM and Minor Metal Recycling unit has been absorbed into the Scrap Metal Recycling unit effective January 1, 2013 and previously reported amounts have been adjusted to reflect this change.

Excluding corporate overhead charges, the Company’s Scrap Metal segment reported $1.2 million of operating income in the first quarter compared to $7.3 million last year. The Company’s Lead Fabricating segment reported operating income of $1.5 million compared to $685,000 in the prior-year period. See chart below for further details.

Commenting on the results for the quarter, Carlos E. Agüero, Metalico’s President and Chief Executive Officer, said, “Sequential results in the first quarter improved markedly over last year’s fourth quarter. The Company returned to positive operating income, albeit a modest amount, signaling progress in efforts to improve results.”

He added, “The improvements were led by the Company’s fabricating division which continues posting steadily better results while scrap operations are still affected by challenged metal margins on modestly increasing volumes.

”As has been the case, we remain focused on expanding metal margins and steadily reducing operating expenses in order to improve profitability. Year-over-year, operating costs have fallen on a per-unit basis, and SG&A expenses are down 10%, mostly due to reductions in payroll and related fringe benefits.”

Volume Comparisons

Quarterly volume of units sold
			Q1 2013		Q1 2013
	Q1 2013	Q4 2012	Change	Q1 2012	Change

Ferrous (gross tons)	143,100	127,300	13%	136,600	5%
Non-Ferrous (pounds)	45,186,000	41,550,000	9%	49,789,000	-9%
Lead (pounds)	10,608,000	8,394,000	26%	10,613,000	nm

Balance Sheet Summary

The Company continued to strengthen liquidity, with outstanding debt falling to $125.5 million as of March 31, 2013, from $130.4 million at December 31, 2012. The decrease is principally due to lower capital expenditures and application of cash generated from operations to the Company’s revolving credit facility.

Availability under the revolving credit facility finished the quarter at $42.4 million. The decrease in working capital to $79 million from $111 million mostly stems from reclassification of the Company’s senior credit facility to short term due to the 2014 potential maturity. The Company is very optimistic about refinancing its convertible notes this year and extending the credit facility to 2016 as provided in the credit agreement.

Shareholders’ equity was $179.9 million as of March 31, 2013, compared to $180.5 million as of December 31, 2012.

As of March 31, 2013, Metalico had 47,753,349 common shares issued and outstanding.

Metals Outlook

Ferrous:
After starting strong early in 2013, ferrous pricing has drifted sideways-to-down in what is a weakening finished steel demand environment. Industry capacity utilization remains around 75% and is plagued by excess capacity, competition from imported steel, and sluggish finished steel product demand. The area experiencing the strongest demand is steel for auto production.

Weak demand in both domestic and export markets is keeping ferrous scrap prices subdued. Availability of scrap supply is experiencing a normal seasonal upswing, but remains tight relative to prior years. Ferrous scrap pricing is currently at year’s low, but is expected to be at, or near, the bottom of the cycle.

Non-Ferrous:
The base metal prices of aluminum, copper, nickel and lead have generally been softening since early in 2013, and continue to be soft today. The Company does not anticipate that non-ferrous metal prices will recover significantly in the near term. However, demand from consumers is steady while scrap supply remains tight.

De-ox aluminum product volume and pricing should continue to fluctuate along with steel industry demand, which is expected to remain soft.

Lead Fabricating:
Despite recent disruptions in U.S. lead smelting capacity, the markets for scrap and refined lead continue to be adequately supplied. The Company expects continued strength in many of the markets served and products sold.

About Metalico
Metalico, Inc. is a holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE MKT under the symbol MEA.

Forward-looking Statements
This news release, and in particular its “Outlook and Update” section, contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the remaining quarters of 2013, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “should,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance, expectations or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

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METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three	Three
	Months Ended	Months Ended
Selected Income Statement Data:	March 31, 2013	March 31, 2012
Revenue	$137,695	$164,085

Costs and expenses:
Operating expenses	125,997	146,887
Selling, general & administrative expenses	6,603	7,328
Depreciation & amortization	4,484	3,975

	137,084	158,190

Operating income	611	5,895

Financial and other income (expense)
Interest expense	(2,303)	(2,312)
Equity in income(loss) of unconsolidated investee	(71)	(10)
Gain on debt extinguishment	-	93
Financial instruments fair value adjustments	3	(152)
Other	4	14

	(2,367)	(2,367)

(Loss)income before (benefit) provision for income taxes	(1,756)	3,528
(Benefit)provision for federal and state income taxes	(524)	1,312

Consolidated net (loss)income	(1,232)	2,216
Net loss attributable to noncontrolling interest	53	-

Net (loss)income attributable to Metalico, Inc.	$(1,179)	$2,216

Diluted earnings per common share	$(0.02)	$0.05

Diluted weighted average common shares outstanding	47,753,349	47,496,755

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands)

	March 31,	December 31,
	2013	2012
Assets:

Current Assets	$148,018	$150,496
Property & Equipment, net	100,426	101,580
Intangible and Other Assets	99,203	99,902

Total Assets	$347,647	$351,978

Liabilities & Stockholders’ Equity:

Current Liabilities	$68,692	$39,925
Debt & Other Long-Term Liabilities	97,976	130,378

Total Liabilities	166,668	170,303
Total Metalico, Inc. and Subsidiaries Equity	179,866	180,509
Noncontrolling interest	1,113	1,166

Total Liabilities & Equity	$347,647	$351,978

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, stock-based compensation, gain on debt extinguishment, income taxes, other income/expense, equity in income/loss of unconsolidated investee, depreciation and amortization, noncontrolling interest and financial instruments fair value adjustments. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States “GAAP,” and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months Ended	Three Months Ended
	March 31, 2013	March 31, 2012
	(UNAUDITED)
	($ thousands)
EBITDA	$5,490	$10,287
Less:
Interest expense	2,303	2,312
Stock-based compensation	342	417
Provision for federal and state income taxes	(524)	1,312
Equity in income of unconsolidated investee	71	10
Noncontrolling interest	53	-
Gain on debt extinguishment	-	(93)
Depreciation and amortization	4,484	3,975
Financial instruments fair value adjustments	(3)	152
Other	(4)	(14)

Net (loss)income	$(1,232)	$2,216

The Company disclosed segment operating income excluding corporate overhead charges for the quarters ended March 31, 2013 and 2012. Set forth below is the reconciliation from segment operating income, excluding corporate overhead, to segment operating income as reported:

Segment Reporting
($ in thousands)
Quarter Ended March 31, 2013

		Scrap Metal		Corporate
	Consolidated	Recycling	Lead Fabrication	And Other
Operating income before Corporate overhead	$611	$ 1,203	$1,497	($2,089)
less: Corporate overhead	-	(1,890)	(165)	2,055

Segment operating income	$611	($687)	$1,332	($34)

Quarter Ended March 31, 2012

		Scrap Metal		Corporate
	Consolidated	Recycling	Lead Fabrication	And Other
Operating income before Corporate overhead	$5,895	$ 7,272	$ 685	($2,062)
less: Corporate overhead	-	(1,725)	(165)	1,890

Segment operating income	$5,895	$ 5,547	$ 520	($172)